EXHIBIT 99.1

MATTEL, INC. AND SUBSIDIARIES

QUANTIFICATION OF CLOSE OUT SALES AMOUNTS (a)

	2001				2002				2003
(In millions)	1 Qtr	2 Qtr	3 Qtr	4 Qtr	1 Qtr	2 Qtr	3 Qtr	4 Qtr	1 Qtr	2 Qtr	3 Qtr	4 Qtr (b)
Worldwide
Mattel Brands	$36.0	$21.9	$24.0	$25.9	$15.6	$14.8	$17.9	$15.8	$6.8	$9.1	$9.6	$13.9
Fisher-Price Brands	14.5	10.7	11.8	16.4	8.3	13.1	12.1	12.6	6.5	2.9	3.1	5.0
American Girl Brands	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Other	0.3	0.5	0.2	1.2	1.2	0.8	0.1	0.4	0.0	0.0	0.1	0.3

Total	$50.8	$33.1	$36.0	$43.5	$25.1	$28.7	$30.1	$28.8	$13.3	$12.0	$12.8	$19.2

	2001				2002				2003
	1 Qtr	2 Qtr	3 Qtr	4 Qtr	1 Qtr	2 Qtr	3 Qtr	4 Qtr	1 Qtr	2 Qtr	3 Qtr
By Segment
Domestic
Mattel Brands	$32.6	$17.0	$19.1	$16.6	$12.4	$9.0	$14.0	$7.9	$4.4	7.2	$6.2
Fisher-Price Brands	13.4	8.7	10.2	12.0	7.2	10.5	10.8	9.3	5.9	2.3	2.1
American Girl Brands	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0

Total Domestic	46.0	25.7	29.3	28.6	19.6	19.5	24.8	17.2	10.3	9.5	8.3
International	4.8	7.4	6.7	14.9	5.5	9.2	5.3	11.6	3.0	2.5	4.5

Total	$50.8	$33.1	$36.0	$43.5	$25.1	$28.7	$30.1	$28.8	$13.3	$12.0	$12.8

(a)	During the fourth quarter of 2003, Mattel changed the way certain close out sales are classified in its consolidated statement of operations. Close out sales are sales of certain products that are no longer included in current product lines. These sales were previously classified as a reduction of cost of sales. Commencing October 1, 2003,

close out sales are reported as net sales in Mattel's consolidated statements of operations. This change in classification has no impact on gross profit, operating income, net income, EPS, balance sheets or cash flows.

(b)	All close out sales for the three months ended December 31, 2003 are included in reported sales. In all other periods,

close out sales in the amounts shown above are classified as a reduction of cost of sales.